United States
                       Securities and Exchange Commission

                                   Form 12b-25
                                                          SEC File No.
                                                          CUSIP No.

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K and Form 10-KSB; [ ]__ Form 20-F;
              [ ] Form 11-K; [X] Form 10-Q and Form 10-QSB; [ ] Form N-SAR

              For Period Ended:  April 30, 2004

              _ Transition report on Form 10-K
              _ Transition Report on Form 20-F
              _ Transition Report on Form 11-K
              _ Transition Report on Form 10-Q
              _ Transition Report on Form N-SAR
              For the Transition Period Ended: ___________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.


PART I: - REGISTRANT INFORMATION

                            College Partnership, Inc.
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                             Full Name of Registrant

                                       N/A
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                            Former Name if Applicable

                      333 South Allison Parkway, Suite 100
                          Lakewood, Colorado 80226-3115
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            Address of Principal Executive Office (Street and Number)
                            City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]  |   (a) The reasons described in reasonable detail in Part III of this
      |   form could not be eliminated without unreasonable effort or expense;
      |
      |   (b) The subject annual report, semi-annual report, transition report
      |   on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof,
 [X]  |   will be filed on or before the fifteenth calendar day following the
      |   prescribed due date; or the subject quarterly report or transition
      |   report on Form 10-Q, or portion thereof, will be filed on or before
      |   the 5th calendar day after the prescribed due date; and
      |
      |  (c) The accountant's statement or other exhibit required by Rule
      |   12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company and its independent accountants need additional time to finalize and analyze its financial statements and prepare Managements' Discussion and Analysis of Financial Condition and Results of Operations.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

John Grace                      303                     804-0155
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  (Name)                    (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If answer is no, identity report(s)

[X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            College Partnership, Inc.
                       -----------------------------------
                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  June 14, 2004                         By: /s/ John Grace
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                                             John Grace